Free Writing Prospectus pursuant to Rule 433 dated May 20, 2026 / Registration Statement No. 333-284538

STRUCTURED INVESTMENTS

Opportunities in U.S. and International Equities

GS Finance Corp.

Contingent Income Callable Securities Based on the Value of the Worst-Performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index due June 3, 2031

Principal at Risk Securities

The Contingent Income Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc.

You should read the accompanying preliminary pricing supplement dated May 20, 2026, which we refer to herein as the accompanying preliminary pricing supplement, to better understand the terms and risks of your investment, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc.

		Index performance factor:	with respect to each underlying index, the final index value / the initial index value
		Worst performing underlying index:	the underlying index with the lowest index performance factor
		Worst performing index performance factor:	the index performance factor of the worst performing underlying index
KEY TERMS		CUSIP / ISIN:	40054RKX8 / US40054RKX88
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
		Estimated value range:	$915 to $975 (which is less than the original issue price; see the accompanying preliminary pricing supplement)
Underlying indexes (each individually, an underlying index):	the S&P 500® Index (current Bloomberg symbol: “SPX Index”), the Russell 2000® Index (current Bloomberg symbol: “RTY Index”) and the EURO STOXX 50® Index (current Bloomberg symbol: “SX5E Index”)
		Observation end dates	Coupon payment dates

Pricing date:	expected to price on or about May 29, 2026
Original issue date:	expected to be June 3, 2026	August 31, 2026	September 3, 2026
Observation end dates:	as set forth under “Observation end dates”	November 30, 2026	December 3, 2026
Coupon payment dates:	as set forth under “Coupon payment dates”	March 1, 2027	March 4, 2027
Valuation date:	the last observation end date, expected to be May 29, 2031	June 1, 2027	June 4, 2027
Stated maturity date:	expected to be June 3, 2031	August 30, 2027	September 2, 2027
Early redemption right:

we have the right to redeem your securities at our discretion, in whole but not in part, at a price equal to 100% of the principal amount plus any coupon then due, on each coupon payment date commencing with the coupon payment date expected to occur on December 3, 2026 and ending with the coupon payment date expected to occur on March 5, 2031. If we elect to exercise our redemption right, we will deliver a notice of redemption on or prior to the observation end date immediately preceding the applicable coupon payment date (as such observation end date may be postponed as provided herein). No payments will be made after they have been redeemed

		November 29, 2027	December 2, 2027
		February 29, 2028	March 3, 2028
		May 30, 2028	June 2, 2028
		August 29, 2028	September 1, 2028
		November 29, 2028	December 4, 2028
		February 28, 2029	March 5, 2029
Payment at maturity (for each $1,000 stated principal amount of your securities, in addition to the final coupon, if any):
•
if the final index value of each underlying index is greater than or equal to its downside threshold level, $1,000; or

if the final index value of any underlying index is less than its downside threshold level, $1,000 × the worst performing index performance factor

		May 29, 2029	June 1, 2029
		August 29, 2029	September 4, 2029
		November 29, 2029	December 4, 2029
		February 28, 2030	March 5, 2030
Initial index value:	with respect to each underlying index, the index closing value of such underlying index on the pricing date	May 29, 2030	June 3, 2030
		August 29, 2030	September 4, 2030
Final index value:	with respect to each underlying index, the index closing value of such underlying index on the valuation date	November 29, 2030	December 4, 2030
		February 28, 2031	March 5, 2031
Downside threshold level:	with respect to each underlying index, 70.00% of such underlying index’s initial index value	May 29, 2031 (valuation date)	June 3, 2031 (stated maturity date)
Contingent quarterly coupon (set on the pricing date):

subject to the company’s early redemption right, on each coupon payment date, for each $1,000 of the outstanding principal amount, the company will pay an amount in cash equal to:

•
if the index closing value of each underlying index on every index business day during the preceding quarterly coupon observation period is greater than or equal to its downside threshold level, at least $26.25 per security; or

if the index closing value of any underlying index on any index business day during the preceding quarterly coupon observation period is less than its downside threshold level, $0.00

Hypothetical Payment Amount At Maturity
The Securities Have Not Been Redeemed
		Hypothetical Final Index Value of the Worst Performing Underlying Index (as Percentage of Initial Index Value)	Hypothetical Payment at Maturity if the Securities Have Not Been Redeemed* (as Percentage of Stated Principal Amount)

Quarterly coupon observation period:	the period from but excluding each observation end date (or the pricing date, in the case of the first quarterly coupon observation period) to and including the next succeeding observation end date excluding any date or dates on which the calculation agent determines that a market disruption event with respect to any underlying index occurs or is continuing or that the calculation agent determines is not an index business day with respect to any underlying index	150.000%	100.000%
		125.000%	100.000%
		110.000%	100.000%
		100.000%	100.000%
		95.000%	100.000%
		90.000%	100.000%
		80.000%	100.000%
		70.000%	100.000%
		69.999%	69.999%
		50.000%	50.000%
		25.000%	25.000%
		0.000%	0.000%
*Does not include the final contingent quarterly coupon, if any

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

About Your Securities

The amount that you will be paid on your securities is based on the performance of the worst performing of the S&P 500® Index, the Russell 2000® Index and the EURO STOXX 50® Index.

We may redeem your securities at our discretion at 100% of their principal amount plus any coupon then due on any coupon payment date on or after December 3, 2026 up to and including the coupon payment date on March 5, 2031.

Unless previously redeemed, (i) if the index closing value of any underlying index is less than its downside threshold level on any index business day during the preceding quarterly coupon observation period, you will not receive a payment on the applicable coupon payment date and (ii) if the index closing value of each underlying index is greater than or equal to its downside threshold level on every index business day during the preceding quarterly coupon observation period, you will receive on the applicable coupon payment date a contingent quarterly coupon.

At maturity, if not previously redeemed, (i) if the final index value of each underlying index on the valuation date is greater than or equal to its downside threshold level you will receive the principal amount of your securities plus any contingent quarterly coupon then due and (ii) if the final index value of any underlying index on the valuation date is less than its downside threshold level, you will not receive a contingent quarterly coupon payment and the payment at maturity will be based on the performance of the underlying index with the lowest index performance factor. Investors will not participate in any appreciation of any underlying index.

The securities are for investors who seek to earn a contingent quarterly coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and losing a significant portion or all of the principal amount of their securities.

GS Finance Corp. and The Goldman Sachs Group, Inc. have filed a registration statement (including a prospectus, as supplemented by the prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement listed below) with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus, prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement and any other documents relating to this offering that GS Finance Corp. and The Goldman Sachs Group, Inc. have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at sec.gov. Alternatively, we will arrange to send you the prospectus, prospectus supplement, underlier supplement no. 48, general terms supplement no. 17,745 and preliminary pricing supplement if you so request by calling (212) 357-4612.

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This document should be read in conjunction with the following:

•
Preliminary pricing supplement dated May 20, 2026
•
General terms supplement no. 17,745 dated January 20, 2026
•
Underlier supplement no. 48 dated March 24, 2026
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

RISK FACTORS

An investment in the securities is subject to risks. Many of the risks are described in the accompanying preliminary pricing supplement, accompanying general terms supplement no. 17,745, accompanying underlier supplement no. 48, accompanying prospectus supplement and accompanying prospectus. Below we have provided a list of certain risk factors discussed in such documents. In addition to the below, you should read in full “Risk Factors” in the accompanying preliminary pricing supplement, “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement no. 17,745, “Additional Risk Factors Specific to the Securities” in the accompanying underlier supplement no. 48, as well as the risks and considerations described in the accompanying prospectus supplement and accompanying prospectus. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying index stocks, i.e., with respect to an underlying index to which your securities are linked, the stocks comprising such underlying index. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

The following risk factors are discussed in greater detail in the accompanying preliminary pricing supplement:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
You May Lose Your Entire Investment in the Securities
▪
The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Value of the Worst Performing Underlying Index
▪
The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor
▪
You May Not Receive a Coupon on Any Coupon Payment Date, and the Potential to Receive a Coupon on a Coupon Payment Date May Terminate at Any Time During the Applicable Quarterly Coupon Observation Period
▪
We Are Able to Redeem Your Securities at Our Option
▪
The Coupon Does Not Reflect the Actual Performances of the Underlying Indexes and Investors Will Not Participate in Any Appreciation in the Underlying Indexes
▪
The Payment of the Contingent Coupon, If Any, and the Payment at Maturity Will Be Based Solely on the Worst Performing Underlying Index
▪
Because the Securities Are Linked to the Performance of the Worst Performing Underlying Index, You Have a Greater Risk of Receiving No Contingent Quarterly Coupons and Sustaining a Significant Loss on Your Investment Than If the Securities Were Linked to Just One Underlying Index
▪
You are Exposed to the Market Risk of Each Underlying Index
▪
The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities
▪
The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors
▪
Investing in the Securities Is Not Equivalent to Investing in the Underlying Index; You Have No Shareholder Rights or Rights to Receive Any Underlying Index Stock
▪
We May Sell an Additional Aggregate Stated Principal Amount of the Securities at a Different Issue Price
▪
If You Purchase Your Securities at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

Risks Related to the Conflicts of Interest

▪
Other Investors May Not Have the Same Interests as You

Additional Risks Related to the Russell 2000® Index

▪
There are Small-Capitalization Stock Risks Associated with the Russell 2000® Index

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

Additional Risks Related to the EURO STOXX 50® Index

▪
An Investment in the Offered Securities Is Subject to Risks Associated with Foreign Securities
▪
Government Regulatory Action, Including Legislative Acts and Executive Orders, Could Result in Material Changes to the Composition of an Underlying Index with Underlying Index Stocks from One or More Foreign Securities Markets and Could Negatively Affect Your Investment in the Securities

Risks Related to Tax

▪
Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future
▪
Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities
▪
Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

The following risk factors are discussed in greater detail in the accompanying general terms supplement no. 17,745:

Risks Related to Structure, Valuation and Secondary Market Sales

▪
If the Value of an Underlier Changes, the Market Value of Your Notes May Not Change in the Same Manner
▪
The Return on Your Notes Will Not Reflect Any Dividends Paid on Any Underlier, or Any Underlier Stock, as Applicable
▪
Past Performance is No Guide to Future Performance
▪
Your Notes May Not Have an Active Trading Market
▪
The Calculation Agent Will Have the Authority to Make Determinations That Could Affect the Market Value of Your Notes, When Your Notes Mature and the Amount, If Any, Payable on Your Notes
▪
The Calculation Agent Can Postpone the Determination Date, Averaging Date, Call Observation Date or Coupon Observation Date If a Market Disruption Event or Non-Trading Day Occurs or Is Continuing

Risks Related to Conflicts of Interest

▪
Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes
▪
Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients Could Negatively Impact Investors in the Notes
▪
Goldman Sachs’ Market-Making Activities Could Negatively Impact Investors in the Notes
▪
You Should Expect That Goldman Sachs Personnel Will Take Research Positions, or Otherwise Make Recommendations, Provide Investment Advice or Market Color or Encourage Trading Strategies That Might Negatively Impact Investors in the Notes
▪
Goldman Sachs Regularly Provides Services to, or Otherwise Has Business Relationships with, a Broad Client Base, Which May Include the Sponsors of the Underlier or Underliers or Constituent Indices, As Applicable, the Investment Advisors of the Underlier or Underliers, As Applicable, or the Issuers of the Underlier or the Underlier Stocks or Other Entities That Are Involved in the Transaction
▪
The Offering of the Notes May Reduce an Existing Exposure of Goldman Sachs or Facilitate a Transaction or Position That Serves the Objectives of Goldman Sachs or Other Parties

Risks Related to Tax

▪
Certain Considerations for Insurance Companies and Employee Benefit Plans

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.

The following risk factors are discussed in greater detail in the accompanying underlier supplement no. 48:

Additional Risks Relating to Securities Linked to Underliers that are Equity Indices

▪
If Your Securities Are Linked to an Equity Index, the Policies of the Applicable Underlier Sponsor and Changes that Affect Such Underlier, or the Constituent Indices or Underlier Stocks Comprising Such Underlier, Could Affect the Amount Payable on Your Securities and Their Market Value
▪
If Your Securities Are Linked to an Equity Index, Except to the Extent The Goldman Sachs Group, Inc. Is One of the Companies Whose Common Stock Comprises the Applicable Underlier, and Except to the Extent That We or Our Affiliates May Currently or in the Future Own Securities of, or Engage in Business With, the Applicable Underlier Sponsor or the Issuers of the Underlier Stocks, There Is No Affiliation Between the Issuers of the Underlier Stocks or Such Underlier Sponsor and Us

The following risk factors are discussed in greater detail in the accompanying prospectus supplement:

▪
The Return on Indexed Notes May Be Below the Return on Similar Securities
▪
The Issuer of a Security or Currency That Serves as an Index Could Take Actions That May Adversely Affect an Indexed Note
▪
An Indexed Note May Be Linked to a Volatile Index, Which May Adversely Affect Your Investment
▪
An Index to Which a Note Is Linked Could Be Changed or Become Unavailable
▪
We May Engage in Hedging Activities that Could Adversely Affect an Indexed Note
▪
Information About an Index or Indices May Not Be Indicative of Future Performance
▪
We May Have Conflicts of Interest Regarding an Indexed Note

The following risk factors are discussed in greater detail in the accompanying prospectus:

▪
Risks Relating to Regulatory Resolution Strategies and Long-Term Debt Requirements
▪
The application of regulatory resolution strategies could increase the risk of loss for holders of our securities in the event of the resolution of Group Inc.
▪
The application of Group Inc.’s proposed resolution strategy could result in greater losses for Group Inc.’s security holders

For details about the license agreement between each underlying index publisher and the issuer, see “The Underliers — S&P 500® Index”, “The Underliers — Russell 2000® Index” and “The Underliers — EURO STOXX 50® Index on pages S-127, S-88 and S-36 of the accompanying underlier supplement no. 48, respectively.

TAX CONSIDERATIONS

You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the securities, and you should consult your tax advisor.

This document does not provide all of the information that an investor should consider prior to making an investment decision. You should not invest in the securities without reading the accompanying preliminary pricing supplement and related documents for a more detailed description of the underlying indexes (including historical index closing values), the terms of the securities and certain risks.